                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                            BANK MUTUAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

     Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                               [BANK MUTUAL LOGO]




March 11, 2005



Dear Fellow Shareholder,

         We invite you to attend the Bank Mutual Corporation 2005 Annual Meeting of Shareholders, which will be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin at 10:00 a.m., Central Time, on Monday, May 2, 2005.

         Bank Mutual Corporation's Notice of Annual Meeting of Shareholders and Proxy Statement which are enclosed describe the business to be conducted at the Annual Meeting. If you plan to attend the Annual Meeting, please check the box on the proxy form so that we can make the appropriate arrangements.

         Also enclosed is a copy of Bank Mutual Corporation's Summary Annual Report and attached to this Proxy Statement is the Annual Report on Form 10-K for the year ended December 31, 2004.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to MARK, SIGN, DATE AND RETURN YOUR PROXY FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE to make sure that you are represented. This will not prevent you from voting in person at the Annual Meeting, but will ensure that your shares will be represented if you are unable to attend.

Sincerely,

BANK MUTUAL CORPORATION

/s/ MICHAEL T. CROWLEY, JR.

MICHAEL T. CROWLEY, JR.
Chairman, President and Chief Executive Officer

                             BANK MUTUAL CORPORATION

                            4949 WEST BROWN DEER ROAD
                            MILWAUKEE WISCONSIN 53223
                                 (414) 354-1500

                         ------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 2, 2005

                          -----------------------------


To the Shareholders of Bank Mutual Corporation:

         The 2005 annual meeting of shareholders of Bank Mutual Corporation will be held on Monday, May 2, 2005, at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin for the following purposes:

         (1) Electing three directors to serve for terms expiring in 2008 and one director for a term expiring in 2007;

         (2) Ratifying the selection of Ernst & Young LLP as independent auditors; and

         (3) Transacting such other business as may properly come before the annual meeting or any adjournment thereof.

         The board of directors has fixed the close of business on March 3, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.

         We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.

                                           By Order of the Board of Directors


                                           /s/ EUGENE H. MAURER, JR.

                                           Eugene H. Maurer, Jr.
                                           Senior Vice President and Secretary

Milwaukee, Wisconsin
March 11, 2005

                             YOUR VOTE IS IMPORTANT

         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE BANK MUTUAL CORPORATION BOARD OF DIRECTORS, USING THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

                                 PROXY STATEMENT

                             BANK MUTUAL CORPORATION
                            4949 WEST BROWN DEER ROAD
                           MILWAUKEE, WISCONSIN 53223
                                 (414) 354-1500

                             ----------------------

                             SOLICITATION AND VOTING

         This proxy statement and accompanying proxy are furnished to the shareholders of Bank Mutual Corporation ("Bank Mutual Corporation" or the "Company") in connection with the solicitation of proxies by Bank Mutual Corporation's board of directors for use at the annual meeting of Bank Mutual Corporation shareholders on Monday, May 2, 2005, and at any adjournment of that meeting. The 2004 summary annual report to shareholders, which accompanies this proxy statement, and the 2004 annual report on Form 10-K, attached hereto, contain financial statements and certain other information concerning the Company. We are mailing the proxy materials to shareholders beginning on or about March 18, 2005.

         Record Date and Meeting Information. The board of directors has fixed the close of business on March 3, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Company common stock, the only class of voting stock of Bank Mutual Corporation outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 68,964,713 shares of common stock validly issued and outstanding.

         The board of directors of Bank Mutual Corporation knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

         Voting Your Shares. Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Bank Mutual Corporation will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. If no voting instructions are given on a properly executed proxy, the shares will be voted FOR the election of management's director nominees and FOR ratification of Ernst & Young LLP as independent auditors.

         A shareholder may revoke a proxy at any time prior to the time when it is voted by filing a written notice of revocation with the corporate secretary of the Company, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.

         Shares in Dividend Reinvestment or Employee Plans. If a shareholder participates in the Company's Dividend Reinvestment and Stock Purchase Plan (the "DRP"), the proxy also will serve as voting instructions for the participant's shares held in the DRP. Participants' shares will be voted by the administrator of the DRP in accordance with those voting instructions. If a participant does not return a proxy, the DRP administrator will not vote that participant's shares held in the DRP.

         Any shareholder who owns shares through an investment in the Company Common Stock Fund of the Bank Mutual Corporation 401(k) Plan (the "401(k) Plan") will receive a separate blue proxy card, marked "401k," to instruct the 401(k) Plan's administrator how to vote those shares. The administrator will vote shares in those participants' 401(k) Plan accounts in accordance with the voting instructions on the proxies. If a 401(k) Plan participant does not return a proxy, the administrator will vote that participant's shares in the 401(k) Plan in the same proportion as the voting of all shares in the 401(k) Plan for which voting instructions have been received.

         Any shareholder who owns shares through an allocation to that person's account under the Bank Mutual Corporation Employee Stock Ownership Plan (the "ESOP") will receive a separate green proxy card, marked "ESOP," to instruct the ESOP's administrator how to vote those shares. The ESOP administrator, which is Bank Mutual Corporation acting through its board, will vote shares allocated to those participants' ESOP accounts in accordance with the participant's voting instructions on the proxies. The ESOP administrator may vote, at its discretion, unallocated ESOP shares and any allocated ESOP shares which are not voted by the individuals to whom they are allocated. It is expected that those shares will be voted for all nominees and proposals.

         Quorum and Required Vote. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspectors of election appointed by the board of directors will count the votes and ballots at the annual meeting.

         A plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes.

         Expenses and Solicitation. Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of the Company in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another will be asked to send proxy material and related documents to the beneficial owners of such stock, and the Company will reimburse those persons for their reasonable expenses.

         Corporate Background. Bank Mutual Corporation is a Wisconsin-chartered corporation which is the successor pursuant to a restructuring transaction of the federally-chartered mutual holding company subsidiary holding company of the same name. In October 2003, the mutual holding company form of ownership ended, and Bank Mutual Corporation became a fully shareholder-owned corporation. All share information in this proxy statement has been adjusted to reflect the related conversion of each old share of Company common stock into 3.6686 shares of new common stock. In this proxy statement: "Bank Mutual Corporation" and the "Company" refer to both the new Wisconsin-chartered corporation and to its federally-chartered predecessor; the "Bank" refers to its subsidiary bank, named "Bank Mutual" (formerly named "Mutual Savings Bank"); "First Northern" refers to First Northern Savings Bank, which was a Company subsidiary until it was merged into the Bank in March 2003; and the "MHC" refers to Bank Mutual Bancorp, MHC, the former mutual holding company of Bank Mutual Corporation.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The table below sets forth information regarding the beneficial ownership of Bank Mutual Corporation common stock as of the date hereof by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. The table also includes information as to the only known 5% or greater shareholder of the Company.

                                                    Number of Shares and
                                                    Nature of Beneficial         Percent
         Name of Beneficial Owner                     Ownership(1)(2)           of Class
         ------------------------                   --------------------        --------
         P. Terry Anderegg.......................             303,655               *
         Thomas H. Buestrin......................             213,206               *
         Christopher J. Callen...................             295,851               *
         Rick B. Colberg.........................             313,857               *
         Michael T. Crowley, Jr..................           1,884,617             2.8%
         Raymond W. Dwyer, Jr....................              91,831               *
         Mark C. Herr............................             117,603               *
         Thomas J. Lopina, Sr....................             236,914               *
         Eugene H. Maurer, Jr....................             297,782               *
         William J. Mielke.......................             319,459               *
         Robert B. Olson.........................             513,463
         David J. Rolfs..........................             145,091               *
         J. Gus Swoboda..........................             248,289               *

         All directors and executive officers
             as a group (14 persons) (3)(4)......           7,091,056            10.2%
         Michael T. Crowley, Sr. (5).............             357,339               *
         Advisory Research, Inc (6)..............           4,256,350             6.3%

------------------

* Less than 1.0%. Percentages are based on shares outstanding on the date hereof.

(1) Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Beneficial ownership of the following shares is shared: Mr. Buestrin - 69,823 shares; Mr. Crowley Jr. - 84,570; Mr. Dwyer - 9,314; Mr. Lopina - 31,213; Mr. Olson -
         395,760; Mr. Rolfs - 42,188; Mr. Swoboda - 119,977; group - 2,633,656;
         Mr. Crowley Sr. - 3,668. See also notes (3) and (4) below.

(2) Includes the following shares subject to options granted under the Company's 2001 Stock Incentive Plan (the "2001 Plan") or the 2004 Stock Incentive Plan (the "2004 Plan") exercisable within 60 days of the date hereof: Messrs. Anderegg, Callen and Maurer - 152,068 shares each; Messrs. Buestrin, Mielke, Olson and Swoboda - 74,697 each; Mr. Colberg
         - 147,568; Mr. Crowley Jr. - 586,432; Messrs. Dwyer, Lopina and Rolfs - 30,674 each; Mr. Herr - 67,590; all directors and executive officers as a group - 1,797,922; Mr. Crowley Sr. - 89,372. All restricted shares awarded under the 2001 and 2004 Plans, whether or not vested, are included as beneficially owned because recipients have voting rights as to them.

(3) The total for the group (but not any individual) includes 1,762,614 unallocated shares held in the ESOP, as to which voting and dispositive power is shared. As administrator, the Company (through its Board) may vote, in its discretion, shares which have not yet been allocated to participants. Employees may vote the shares allocated to their accounts; the administrator will vote unvoted shares in its discretion. Allocated shares are included only if allocated to named executive officers, in which case they are included in those individuals' (and the group's) beneficial ownership. Also includes 61,246 shares held under the Benefit Restoration Plan in which officers share beneficial ownership of shares held for the accounts of others.

(4) Because the 401(k) Plan permits participants to vote shares and make investment decisions, except for certain takeover offers, shares held in the 401(k) Plan are included only if held in the accounts of named persons, even though certain of the officers are trustees or administrators of one of the plans.

(5) Mr. Crowley Sr. retired as a director of the Company on December 31, 2004. He is not an executive officer of the Company, but remains Chairman, a director and an employee of the Bank.

(6) In a report on Schedule 13G filed on February 15, 2005, Advisory Research, Inc. reported sole voting power and sole dispositive power as to 4,236,350 shares of Company common stock. Advisory Research, an investment advisor, is located at 180 North Stetson Street, Suite 5500, Chicago IL 60601.

         The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                              ELECTION OF DIRECTORS

         The bylaws provide that the number of directors of Bank Mutual Corporation shall be between seven and thirteen, as determined by the board of directors. At each annual meeting the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. At this time, board has set the number of directors at nine. Messrs. Herr, Lopina, Olson and Rolfs, the directors whose terms expire at the annual meeting, are being nominated for re-election as directors.

         Michael T. Crowley Sr., a director of the Company since its formation in 2000 and an employee, director and/or executive officer of the Bank for over 70 years, retired on December 31, 2004 as a director of the Company. The Board of Directors wishes to thank Mr. Crowley Sr. for his service to the Company. While the Board will miss his counsel as a director of the Company, Mr. Crowley Sr. remains a director and executive officer of the Bank.

         The Company's bylaws require that each of the three classes of directors be as nearly equal in number as possible. Mr. Crowley Sr. was previously a director in the class whose term expires at the 2007 annual meeting. Since the Board has determined not to propose at this time a new nominee for the position left unoccupied as a result of his retirement, the three classes became unequal in size. To equalize the classes, Mr. Herr, whose term expires at the 2005 annual meeting, has agreed to stand for election for the class of directors whose terms will expire at the 2007 annual meeting rather than standing for the class whose term expires in 2008. If elected, the other three nominees will continue in the class whose terms expire in 2008. Under the bylaws, the board may appoint a new director to fill a vacancy which occurs between annual meetings, including a vacancy which would result from a later determination to increase the size of the board.

         Shares represented by proxies will be voted FOR the election of the nominees unless otherwise specified by the executing shareholder. If any nominee declines or is unable to act as a director, which we do not foresee, proxies may be voted with discretionary authority for a substitute nominee designated by the board. Information regarding the nominees and the directors whose terms continue is set forth in the following table. The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed below.

                                                PRINCIPAL OCCUPATION AND                     DIRECTOR
         NAME AND AGE                            BUSINESS EXPERIENCE (1)                     SINCE (2)
         ------------                            -----------------------                     ---------
                                 NOMINEES FOR TERMS EXPIRING IN 2008

Thomas J. Lopina, Sr.            Associate, Spectrum Solutions, Inc., small business            1979
67(3)                            consulting firm

Robert B. Olson,                 Consultant (self-employed); prior to 2000, Executive           1997
67(4)                            Vice President, Vice President of Operations and other
                                 officer positions, Little Rapids Corporation,
                                 specialty paper producer

David J. Rolfs,                  Retired; prior thereto, president of ABCO Dealers              1984
83(3)(4)(5)                      Inc., health care industry

                                 NOMINEE FOR TERM EXPIRING IN 2007

Mark C. Herr, 52                 Partner, Plunkett Raysich Architects LLC (7)                   2001

                                                PRINCIPAL OCCUPATION AND                     DIRECTOR
         NAME AND AGE                            BUSINESS EXPERIENCE (1)                     SINCE (2)
         ------------                            -----------------------                     ---------
                                 CONTINUING DIRECTORS--TERMS EXPIRE IN 2006

Thomas H. Buestrin,              President of Buestrin, Allen & Associates Ltd., real           1995
68(4)                            estate investment, management and development

Michael T. Crowley, Jr.,         Chairman and CEO of the Company since 2000, and                1970
62(6)                            President since 2003; President and CEO of the Bank
                                 (8)(9)

William J. Mielke,               President and CEO of Ruekert & Mielke Inc., engineering        1988
57(3)(4)(5)

                                 CONTINUING DIRECTORS - TERMS EXPIRE IN 2007

Raymond W. Dwyer, Jr.,           Retired; prior thereto architect with R.W. Dwyer               1957
81(3)(5)(6)                      Architects

J. Gus Swoboda,                  Retired; prior thereto, Senior Vice President, Human           1987
70(5)(6)                         and Corporate Development, Wisconsin Public Service
                                 Corporation, electric and gas utility

---------

(1) Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.

(2) Indicates the date when director was first elected to the board of the Company, the Bank or First Northern, as the case may be. Each of these persons, other than Mr. Herr, became a director of the Company in 2000.

(3)      Member of the Compensation Committee, of which Mr. Rolfs is Chairman.

(4)      Member of the Audit Committee, of which Mr. Mielke is Chairman.

(5)      Member of the Nominating Committee, of which Mr. Mielke is chairman.

(6)      Member of the Executive Committee, of which Mr. Crowley Jr. is
         Chairman.

(7) From time to time, Plunkett Raysich Architects LLC and its affiliates provide services to the Bank. See "Certain Transactions with the Company - Architectural Fees."

(8) Also was a director of PULSE EFT Association, an ATM network operator of which the Bank was a member until PULSE's sale in January 2005.

(9) Mr. Crowley Sr., formerly a director of the Company and remaining as Chairman and a director of the Bank, is the father of Mr. Crowley Jr. As a consequence of Mr. Crowley Sr.'s service on the Company's board in 2004, his compensation information is included in this proxy statement. Michael T. Crowley III, the adult son of Mr. Crowley Jr., is the Vice President/Bank Office Administration/Southeast Region of the Bank. In 2004, his salary was $76,900, plus a bonus of $11,362 under the Bank's incentive plan; he also participates in other Bank benefit plans. In 2004, Mr. Crowley III also received options to purchase 20,000 shares at $10.673 per share and 8,000 shares of restricted stock under the 2004 Plan. Mr. Crowley III does not have an employment agreement.

                          BOARD MEETINGS AND COMMITTEES

         The Bank Mutual Corporation board of directors met four times during 2004. Messrs. Buestrin, Dwyer, Lopina, Mielke, Olson, Rolfs and Swoboda are considered "independent" under Nasdaq Stock Market rules, and all members of the Audit, Compensation and Nominating Committees are "independent." As part of the board meetings, independent directors regularly met without management or non-independent directors present. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.

         The Audit Committee met six times in 2004. On behalf of the Audit Committee, Mr. Mielke, its chair, also regularly consulted with the independent auditors about the Company's periodic public financial disclosures, and participated in ten calls relating to SEC documents and financial disclosures. See also "Report of the Audit Committee" and "Independent Auditors" for other information pertaining to the Audit Committee.

         The Board believes that all of the members of the Audit Committee have sufficient experience, knowledge and other personal qualities to be "financially literate" and be active, effective and contributing members of the Audit Committee. For example, Mr. Buestrin was for seven years a member of the board of directors of the Federal Home Loan Bank of Chicago, and served for several years on its audit committee and, at its request, on the boards of several savings institutions. Both Messrs. Mielke and Buestrin have served as executive officers of their companies, and in those positions have regularly had responsibility for their companies' financial affairs as well as financial matters for projects undertaken by their companies. Mr. Olson has served as an executive officer of a manufacturing company, and for many years was the chief operating officer of one of its divisions. As such, Mr. Olson had primary responsibility for financial performance and reporting of that division. Mr. Rolfs has also occupied executive positions which have included financial elements. While all the members of the Audit Committee have substantial experience and knowledge, and at least Messrs. Mielke, Buestrin and Olson are "financially sophisticated" within Nasdaq Stock Market rules, the Board does not believe that any of these members meet the SEC's specific definition of "audit committee financial expert." However, the Board believes that because the members have qualities and experience which are not captured within the specific definition, and because of their past effectiveness as members of the Board and the Committee, it is appropriate that the Audit Committee not have such an "audit committee financial expert" under the current conditions and circumstances and that the board not add a member simply to include another person who would fit within that particular definition.

         The Compensation Committee held five meetings during 2004. The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all officers; salary and benefit levels for employees; determinations with respect to stock options and restricted stock awards; and other personnel policies and procedures. See also "Compensation Committee Report" and "Compensation Committee Interlocks and Insider Participation" under "Executive Compensation" for other information pertaining to the Compensation Committee.

         The Nominating Committee met once in 2004. The Nominating Committee considers nominees for director positions and also evaluates and oversees some other corporate governance and related issues. The Nominating Committee will identify nominees based upon suggestions by outside directors, management members and/or shareholders. The selection criteria for membership on Bank Mutual Corporation's board of directors, which were confirmed by the board in connection with the formation of the Nominating Committee, include: strength of character and judgment; honesty and integrity; a diversity of education and experience with business and other organizations; and interplay of the candidates' experience with the experience of other board members. Nominees must have a background which demonstrates an understanding of business and financial affairs. A first-time nominee should be highly respected and active in his profession. A nominee must be a Company shareholder, and the willingness to hold a significant position in Company stock will be considered. A nominee must be capable and able to work well with other directors and management and be able to spend the time needed to function effectively as a director. The nominee must have a genuine interest in representing the interests of the Company and the shareholders overall, not any particular interest group. The nominee should not have conflicts of interest which would interfere with that person's duty of loyalty. The Company has not paid any third party fee to assist in the process of identifying or evaluating director nominees.

         The Nominating Committee will consider proposed nominees whose names are submitted to it by shareholders, and it does not intend to evaluate proposed nominees differently depending upon who has made the proposal. If a shareholder wishes to suggest a proposed name for Committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating Committee, in care of the corporate Secretary, at least five months before the next annual meeting to assure time for meaningful consideration by the Committee. However, the Committee has not adopted a more formal process for that consideration because it believes that an informal consideration process is likely to be adequate given the lack of suggestions received in the past. The Committee intends to review periodically whether a more formal policy should be adopted. See also "Shareholder Proposals and Notices" for bylaw requirements for nominations. The Company has not received any proposed nominees which have been suggested by eligible 5%-or-greater security holders contemplated by relevant SEC disclosure requirements, or rejected any such nominees.

         The Executive Committee, which also included Mr. Crowley Sr., did not meet in 2004. The Executive Committee may act on most matters on behalf of the entire board when action is necessary or appropriate on short notice between board meetings.

         Bank Mutual Corporation has adopted charters for the Audit, Compensation and Nominating Committees. The Company will continue to respond to and comply with SEC and Nasdaq Stock Market proposals relating to board committees as they are finalized, adopted and become effective. The Company posts copies of the charters for its Audit, Compensation and Nominating Committees (including director selection criteria) and other corporate governance documents on its website, at www.bankmutualcorp.com, under the link "Corporate Governance." If any of those documents are changed, or related documents adopted, those changes and new documents will be posted on the Company's corporate website at that internet address.

                  OTHER BOARD AND CORPORATE GOVERNANCE MATTERS

         Communications between Shareholders and the Board. Any shareholder communication which is sent to the board in care of the Chief Executive Officer, corporate Secretary or another corporate officer is forwarded to the board, unless the communication relates specifically to a customer inquiry or complaint in which shareholder status is not relevant. The Chief Executive Officer and the corporate Secretary have been given the authority to conduct that screening process and make that determination. The procedure has been unanimously approved by the board, and was specifically approved by its independent members. Unless and until any other more specific procedures are developed and posted on the Company corporate website, any communications to the board of directors should be sent to it in care of the Chief Executive Officer or the corporate Secretary.

         Director Attendance at Annual Shareholders' Meeting. Bank Mutual Corporation expects all of its directors to attend the annual meeting of shareholders. A board meeting is also held immediately after the annual shareholders' meeting to facilitate directors' attendance at both. All directors attended the 2004 annual meeting of shareholders.

         Code of Ethics. As a long-standing part of its and the Bank's corporate governance practices, the Bank has had for many years a code of ethics. Bank Mutual Corporation has built on that code to reflect current circumstances and SEC and Nasdaq definitions for such codes, and has adopted a vision statement and a code of ethics for itself, the Bank and other subsidiaries. Among other things, the code of ethics and code of conduct include provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The codes apply to all directors, officers and employees of Bank Mutual Corporation and subsidiaries. The Company has posted copies of its vision statement and code of ethics, including the related code of conduct, on its corporate website, at www.bankmutualcorp.com, under the link "Corporate Governance." If further matters are documented, or if those documents (including the code of ethics and the code of conduct) are changed, waivers from the code of ethics or the code of conduct are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at that internet address.

                             DIRECTORS' COMPENSATION

                                  MEETING FEES

         The Company. In 2004, Bank Mutual Corporation's directors who are not officers received a $12,000 annual retainer for serving as a member of the Board of Directors. Each director also received a fee of $1,200 per board meeting attended, and each non-officer director received a $500 fee for each meeting attended of a committee of which the director is a member. For purposes of fees, meetings include conference calls in which committee chairs and/or other representatives participate to review Company disclosures and filings. The current fees remain in effect for 2005, except that the Chairman of the Audit Committee will now receive $1,000 for each meeting. Some directors of the Company also serve as a director of the Bank; compensation for service on the Bank's Board of Directors is described below.

         The Bank. The Bank does not pay a retainer fee to its directors. Each director received a $1,000 fee for each board meeting attended. In 2004, each non-officer received a $1,000 fee for attending an executive committee meeting. For 2005, the fees remain unchanged. Messrs. Buestrin, Crowley Jr., Crowley Sr., Dwyer, Herr, Mielke and Rolfs were directors of the Bank, and Messrs. Crowley Jr., Crowley Sr., Buestrin, Dwyer and Rolfs were members of the Bank's executive committee, in 2004; all continue as such in 2005.

                       2001 AND 2004 STOCK INCENTIVE PLANS

         Bank Mutual Corporation directors are eligible to participate in the 2001 Plan and the 2004 Plan. Pursuant to each of these plans and OTS regulations, no individual may receive more than 25% of the shares which can be issued under the 2001 Plan on the 2004 Plan, and non-employee directors as a group are limited to not more than 30% of the shares which can be issued under either plan, and individually to not more than 5%. In 2004, each non-employee director and Mr. Crowley Sr. received 32,000 shares of restricted stock, with a value of $10.673 per share on the date of grant, and options to purchase 80,000 shares at $10.673 per share, under the 2004 Plan. There were no grants or awards to directors in 2002 or 2003. See "Executive Compensation" for grants to Mr. Crowley Jr. and other executive officers. The options and grants vest 20% per year, becoming fully vested after five years, subject to accelerated vesting in the event of a change in control, death or disability, and the administering committee's discretion under the 2001 Plan to waive conditions to exercise.

                          DEFERRED PLANS FOR DIRECTORS

         The Bank. The Bank maintains a deferred retirement plan for non-officer directors. Non-officer directors of the Bank who have provided at least five years of service will be paid $1,000 per month for 10 years (or, if less, the number of years of service on the board) after their retirement from the Bank board or age 65, whichever is later. All of the existing eligible directors' benefits (other than Mr. Herr's) have vested. In the event a director dies prior to completion of these payments, payments will go to the director's heirs. The Bank has funded these arrangements through "rabbi trust" arrangements, and based on actuarial analyses believes these obligations are adequately funded. The Bank's directors' deferred retirement plan includes provisions whereby the directors may forfeit their benefits for matters specified in the plan which are adverse to the Bank. The plan may be amended by the Bank's board of directors, although a plan amendment may generally not impair the rights of persons who are receiving benefits under the plan.

         First Northern. A similar plan of First Northern terminated upon its merger into the Bank in 2003. Messrs. Lopina, Olson and Swoboda have vested benefits under that plan, but will not accrue further benefits. That plan provides for monthly payments of $1,000 for 180 months or until the director's death if earlier. If the director dies after benefits have commenced, but prior to the receipt of 36 monthly payments, the benefit will continue to the director's beneficiary for the duration of the 36-month period. Payments under that plan began in 2003 to Messrs. Lopina, Olson and Swoboda as a consequence of the merger of First Northern into the Bank.

         Crowley Sr. Deferred Compensation Agreement. The Bank has maintained a deferred compensation arrangement with Mr. Crowley Sr. for over 20 years under which it agreed to defer part of Mr. Crowley Sr.'s compensation in exchange for compensation payments at the later date. The precise provisions have been modified from time to time, most recently in 1998. To fund this obligation, the Bank purchased a life insurance policy on Mr. Crowley Sr. The policy is fully paid, and the Bank believes the arrangement is fully funded.

         Upon Mr. Crowley Sr.'s retirement, he will receive a life income in monthly installments, with a minimum of 240 installments. The monthly installments will be equal to the amount that would be payable to the Bank under the life insurance policy if the Bank were to exercise a settlement option under the policy for monthly life income, with a 240 month period certain, with payments commencing as of the date of Mr. Crowley Sr.'s retirement. If Mr. Crowley Sr. were to die before retirement or receipt of 240 monthly payments, the amounts otherwise payable to him will be paid in equal shares to his two children (including Mr. Crowley Jr.) or to their survivors. Under certain circumstances, the Bank may elect to make a lump sum or other type of payment to Mr. Crowley Sr. or his heirs, which would be based upon other forms of payment which may be available under the life insurance policy.

                                      OTHER

         See "Executive Compensation" for compensation paid to, and other compensatory agreements with, Messrs. Crowley Sr. and Crowley Jr. as current or former executive officers and employees of Bank Mutual Corporation, the Bank and/or the MHC. Although Mr. Crowley Sr. is not an executive officer of Bank Mutual Corporation, his compensation as a Bank officer is reported in the section discussing executive compensation for ease of reference.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the federal securities laws, Bank Mutual Corporation's directors, its executive officers and any person holding more than 10% of the common stock are required to report their initial ownership of the common stock and any change in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by these dates during the last year.

         The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2004. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation of the chief executive officer and the other four most highly compensated Company executive officers for services in all capacities for the last three fiscal years. The information includes service to, and payments by, the Company and its subsidiaries.

         Information is also presented for Mr. Crowley Sr. who is an executive officer of the Bank, and was an executive officer of the MHC, the mutual holding company which controlled the Company until the October 2003 restructuring transaction, and was a director of the Company until December 31, 2004. He is not an executive officer of the Company itself and therefore is not required to be included in this table; however, his compensation is reported here, for ease of reference, as a consequence of his service as a Company director during 2004.

                                                                              LONG-TERM COMPENSATION
                                                                                      AWARDS
                                                                           ---------------------------
                                                                                           SECURITIES
                                                                            RESTRICTED     UNDERLYING       ALL OTHER
                                                ANNUAL COMPENSATION (1)    STOCK AWARDS      OPTIONS      COMPENSATION
                                              --------------------------   ------------    -----------    ------------
    NAME AND PRINCIPAL POSITIONS     YEAR     SALARY($)(2)   BONUS($)(3)      ($)(4)         (#)(5)          ($)(6)
    ----------------------------     ----     ------------   -----------   ------------    -----------    ------------
Michael T. Crowley, Jr               2004     $   636,800    $   122,140   $  2,988,440        700,000    $    147,080
Chairman, President and CEO of       2003     $    645,000   $    94,240             --             --    $    134,172
the Company; President and CEO       2002     $    611,153   $    94,962             --             --    $    100,605
of the Bank

Eugene H. Maurer, Jr                 2004     $    164,250   $    28,547   $    426,920        100,000    $     42,571
Senior VP and Secretary of the       2003     $    158,250   $    21,649             --             --    $     36,174
Company; Senior VP and               2002     $    153,297   $    21,033             --             --    $     26,795
Secretary/Treasurer of the Bank

P. Terry Anderegg                    2004     $    164,250   $    27,955   $    426,920        100,000    $     42,376
Senior VP- Retail and Operations     2003     $    158,250   $    21,649             --             --    $     35,318
of the Bank                          2002     $    149,395   $    21,649             --             --    $     26,092

Christopher J. Callen                2004     $    159,925   $    27,219   $    426,920        100,000    $     41,564
Senior VP-Lending of the Bank        2003     $    153,925   $    21,057             --             --    $     35,073
                                     2002     $    148,986   $    20,482             --             --    $     25,953

Rick B. Colberg                      2004     $    116,500   $    20,655   $    426,920        100,000    $     30,122
Chief Financial Officer of the       2003     $    107,500   $    14,706             --             --    $     27,591
Company                              2002     $     99,550   $    29,200             --             --    $     20,916

-------------

Michael T. Crowley, Sr               2004     $    250,600   $    33,278   $    341,536         80,000    $     60,447
Chairman of the Bank(7)              2003     $    265,000   $    36,480             --             --    $     53,717
                                     2002     $    257,283   $    38,304             --             --    $     41,162

-----------

(1) While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits is not specified, since they did not together exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year. See "Perquisites and Other Benefits" below.

(2)      Includes any directors' fees paid to the individual.

(3) Annual bonus amounts are earned and accrued during the years indicated and paid after the beginning of the next calendar year.

(4) Represents grants of restricted shares under the management recognition plan provisions of the 2004 Plan. Shares vest over a five year period. The amounts represent the number of shares granted times the $10.673 average market price on the date of grant.

(5) Represents stock options granted under the 2004 Plan. No SARs have been granted thereunder.

(6) In 2004, includes employer contributions to the 401(k) Plan in the following amounts: Mr. Crowley Jr.--$1,658; Mr. Maurer--$1,859; Mr. Anderegg--$1,552; Mr. Callen--$1,100; Mr. Colberg--$1,312; and Mr. Crowley Sr.--$1,842. Amounts also include the following 2004 ESOP allocations: Mr. Crowley Jr.--$43,694; Mr. Maurer--$40,712; Mr. Anderegg--$40,824; Mr. Callen--$39,754; Mr. Colberg--$28,810; and Mr.
         Crowley Sr.--$43,694. Also included in 2004 are the following Restoration Plan payments: Mr. Crowley Jr.--$101,728; Mr. Callen--$710; and Mr. Crowley Sr.--$14,911.

(7) Mr. Crowley Sr. is an executive officer of the Bank, but not of Bank Mutual Corporation. He was a director of Bank Mutual Corporation until December 31, 2004, when he retired from that position.

                   STOCK OPTIONS AND EQUITY COMPENSATION PLANS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to options granted to the five executive officers and one other person named in the Summary Compensation Table concerning options granted in fiscal 2004.

                                            Percent of                                   Realized Value at
                             Securities     Options/                                      Assumed Annual
                             Underlying       SARs                                     Rates of Stock Price
                              Options/      Granted to                                      Appreciation
                                SARs        Employees      Exercise or                  for Option Term (2)
                              Granted       in Fiscal      Base Price     Expiration   -------------------------
Name                            (#)(1)        Year             ($/sh)        Date           5%           10%
----                         ----------     ----------     -----------    ----------   ----------    -----------
Michael T. Crowley, Jr.         700,000          40.2%         $10.673        5/3/14   $4,698,535    $11,907,009
Eugene H. Maurer, Jr.           100,000           5.7           10.673        5/3/14      671,219      1,701,001
P. Terry Anderegg               100,000           5.7           10.673        5/3/14      671,219      1,701,001
Christopher J. Callen           100,000           5.7           10.673        5/3/14      671,219      1,701,001
Rick B. Colberg                 100,000           5.7           10.673        5/3/14      671,219      1,701,001
Michael T. Crowley, Sr.          80,000           4.6           10.673        5/3/14      536,975      1,360,801

------------------

(1) No SARs have been granted; all grants reflect stock options under the 2004 Plan.

(2)      Assumes the stated appreciation from the date of grant.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTIONS/SAR VALUES

         The following table sets forth information with respect to the five executive officers and one other person named in the Summary Compensation Table concerning options exercised in 2004 and the number and value of options outstanding at December 31, 2004.

                                                                          Number of
                                                                    Securities Underlying         Value of Unexercised
                                    Shares                           Unexercised Options/         in the Money Options/
                                 Acquired on         Value          SARs at FY-End (#)(2)         SARs at FY-End ($)(3)
Name                             Exercise (#)   Realized ($)(1)   Unexercisable/Exercisable     Unexercisable/Exercisable
----                             ------------   ---------------   -------------------------     -------------------------
Michael T. Crowley, Jr.              31,195       $  222,870          970,009 / 331,428           $3,468,363 / $2,791,771
Eugene H. Maurer, Jr.                    --              --           166,035 /  99,051              741,659 /    887,938
P. Terry Anderegg                        --              --           166,035 /  99,051              741,659 /    887,938
Christopher J. Callen                    --              --           166,035 /  99,051              741,659 /    887,938
Rick B. Colberg                       2,500           22,536          166,035 /  94,551              741,659 /    847,593
Michael T. Crowley, Sr.             157,725        1,281,981          226,744 /       0            1,435,232 /          0

----------

(1) Represents the difference between the exercise price and the average of the high and low sales price on the date of exercise.

(2) Represents options granted under the 2001 or 2004 Plan. No SARs have been granted.

(3) Represents the difference between the exercise price and the $12.17 reported closing price of Company common stock on the Nasdaq Stock Market on December 31, 2004, the last trading date of the fiscal year.

                        DEFINED BENEFIT RETIREMENT PLANS

         The Company maintains a qualified defined benefit pension plan that covers substantially all employees who are age 21 or over and who have at least one year of service. Pension benefits are based on the participant's average annual compensation (salary and bonus) and years of credited service to the Company and the Bank. Years of credited service in the qualified defined benefit pension plan begin at date of participation in the plan. Benefits are determined in the form of a ten year certain and life annuity.

         Designated officers also participate in a supplemental non-qualified defined benefit pension plan. This non-qualified plan provides monthly supplemental benefits to participants which will be paid out of the rabbi trust established for this plan, or unsecured corporate assets. The amount of the non-qualified plan benefit in the form of a ten year certain and life annuity is determined as:

         o an amount calculated under the qualified defined benefit pension plan without regard to the limitations imposed by the Internal Revenue Code on benefit or compensation amounts and without regard to certain limitations on years of service; minus

         o the pension benefit accrued in the qualified defined benefit pension plan.

         The following table shows the estimated annual benefits payable in ten year certain and life annuity form for participants retiring on their normal retirement date at age 65 with various combinations of years of service and average annual compensation under the qualified defined benefit plan plus, for those officers eligible to participate, the non-qualified plan.

Final Average
Compensation                                    Years of Service
-------------  -----------------------------------------------------------------------------------------
                  5          10           15        20          25          30         35          40
               -------    --------    --------   --------    --------    --------   --------    --------
$ 100,000      $ 9,100    $ 18,100    $ 27,200   $ 36,200    $ 47,800    $ 59,300   $ 70,900    $ 81,000
  150,000       14,300      28,600      42,800     57,100      75,200      93,200    111,200     126,300
  200,000       19,500      39,000      58,500     78,000     102,500     127,000    151,600     171,700
  250,000       24,700      49,500      74,200     98,900     129,900     160,900    191,900     217,000
  300,000       30,000      59,900      89,900    119,800     157,300     194,700    232,200     262,400
  350,000       35,200      70,400     105,500    140,700     184,700     228,600    272,500     307,700
  400,000       40,400      80,800     121,200    161,600     212,000     262,400    312,900     353,100
  450,000       45,600      91,300     136,900    182,500     239,400     296,300    353,200     398,400
  500,000       50,900     101,700     152,600    203,400     266,800     330,100    393,500     443,800
  550,000       56,100     112,200     168,200    224,300     294,200     364,000    433,800     489,100
  600,000       61,300     122,600     183,900    245,200     321,500     397,800    474,200     534,500
  650,000       66,500     133,100     199,600    266,100     348,900     431,700    514,500     579,800
  700,000       71,800     143,500     215,300    287,000     376,300     465,500    554,800     625,200
  750,000       77,000     154,000     230,900    307,900     403,700     499,400    595,100     670,500
  800,000       82,200     164,400     246,600    328,800     431,000     533,200    635,500     715,900
  850,000       87,400     174,900     262,300    349,700     458,400     567,100    675,800     761,200

----------
         Years of service in the non-qualified defined benefit pension plan begin at date of hire, except as discussed above. At March 31, 2005, accrued years of service for officers named in the summary compensation table were: Mr. Crowley Jr. - 37 years, Mr. Maurer - 22 years, Mr. Anderegg - 11 years, Mr. Callen - 5 years, and Mr. Colberg - 3 years. As of March 31, 2005, Mr. Crowley Sr. has more than 70 years of service with the Bank. The amount of his total annual accrued benefit as of December 31, 2004 was approximately $401,700.

         As discussed above, a portion of the benefits reported in the table are payable pursuant to the Company's supplemental non-qualified retirement plan for certain designated officers; currently, only Messrs. Crowley Jr. and Sr. are so designated. To support those obligations, the Company maintains assets in a "rabbi trust" (the amount of which is based on the actuarial value of future benefits) and expenses payments into the rabbi trust when they are made. These amounts will be paid from the Company's funds (including funds in the rabbi trust) in the future, and will not be paid out of assets in the qualified plan. Assuming that covered cash compensation remains constant through retirement at age 65, the approximate annual benefit discussed above which would be payable by the Company itself to Mr. Crowley Jr. would be $465,444, and to Mr. Crowley Sr. would be $295,724 under the supplemental plan.

                             EMPLOYMENT ARRANGEMENTS

         The Bank has employment agreements with Messrs. Crowley Sr., Crowley Jr., Maurer, Anderegg, Callen and Colberg and Ms. Scholz (another executive officer). The initial terms of the employment agreements were three years. For each of Messrs. Crowley, each year the agreement may be extended so that the agreement remains in effect for a rolling three years upon agreement of Messrs. Crowley and by affirmative action of the Bank's board of directors. For the other executives, on each anniversary date thereafter, the employment term may be extended for an additional year upon agreement of the executive and by affirmative action taken by the Bank's board. The terms of each were so extended at January 1, 2005. Under the employment agreements, each executive is entitled to a base salary which is reviewed annually based upon individual performance and the Bank's financial results, as well as benefits and perquisites, in accordance with the Bank's policies.

         The current annual salary amounts for each of the covered executive officers are as follows: Mr. Crowley Jr.-$620,000; Mr. Maurer-$170,250; Mr. Anderegg - $171,250; Mr. Callen - $170,000; Mr. Colberg-$122,500; and Ms. Scholz
- $120,000. Mr. Crowley Sr.'s current salary amount is $240,000. These amounts may be changed in subsequent years, but generally may not be reduced.

         The employment agreements can be terminated at the election of the executive officer or the Bank at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of the executive officer's retirement, disability or death. Each employment agreement can also be voluntarily terminated without cause by the executive officer or the Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control.

         Upon each executive's death or retirement at age 65, the executive or the executive's personal representative will receive his or her earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. If the executive officer terminates employment voluntarily or is terminated by the Bank for cause, the executive shall not be entitled to any compensation or benefits for any period after the date of termination.

         If during the term the Bank terminates an executive officer without cause or the employment agreement is terminated by the executive officer for cause, the executive would be entitled to receive 100% of base salary at the time of termination through the end of a one-year severance period. In the case of Messrs. Crowley, however, the period is extended to 12 months beyond the current term of employment, but not more than 36 months. Also, the executive would continue to receive certain insurance and other benefits until twelve months after the end of the term of employment. The Bank must also pay to each executive an additional lump sum cash payment in an amount equal to the product of the Bank's annual aggregate contributions for the executive to all qualified retirement plans in the year preceding termination and the number of years in the severance period.

         Under each employment agreement, the executive officer may also terminate employment following a change in control of the Bank under certain circumstances, including a reduction in compensation or responsibilities. Upon any such termination as a result of a change in control, each executive officer has a right to receive payments and benefits as if a termination by the Bank without cause had occurred. However, the aggregate amount of all severance payments and termination benefits, computed on a present value basis, may not exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Internal Revenue Code (the "Code"). That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the person's average annual total compensation over a five-year period immediately preceding the change in control.

                        OTHER BENEFIT PLANS AND BENEFITS

         2001 and 2004 Stock Incentive Plans. The Company maintains two stock incentive plans, under which equity-based awards may be made. The 2001 Plan was approved by shareholders in that year; no further grants may be made under the 2001 Plan since the Company's 2003 restructuring to a fully shareholder-owned company. As a consequence and to provide for ongoing equity-based incentives, in 2004 the shareholders approved the 2004 Plan as a successor plan.

         Both the 2001 and 2004 Plans provide for the grant of stock options and shares of restricted stock to executive officers, directors and key employees of the Company and the Company's subsidiaries (including the Bank). Stock options may be either incentive stock options, up to the limits under law, or non-qualified stock options. All stock options must provide for an exercise price equal to the fair market value of the Company's common stock on the date of grant. The maximum option term under the 2001 and 2004 Plans is 10 years. Shares of restricted stock may also be granted under both plans; under the 2004 Plan, those grants may also be coupled with performance criteria in addition to time vesting. Pursuant to each of these plans and OTS regulations, no individual may receive more than 25% of the shares which can be issued under the 2001 Plan on the 2004 Plan, and non-employee directors as a group are limited to not more than 30% of the shares which can be issued under either plan, and individually to not more than 5%.

         The Compensation Committee of the Board of Directors administers both the 2001 and 2004 Plans. The Committee makes determinations as to whom options and restricted stock grants are made and the number of shares. The options and grants vest 20% per year, becoming fully vested after five years, subject to accelerated vesting in the event of a change in control, death or disability, and the Committee's discretion under the 2001 Plan to waive conditions to exercise. The Committee also interprets the Plans and takes other related actions.

         Information on awards made under the 2001 and 2004 Plans is set forth above in "Directors Compensation -2001 and 2004 Stock Incentive Plans" as to grants made to directors, and "Summary Compensation Table" and "Stock Options and Equity Compensation Plans" under "Executive Compensation" as to awards made to executive officers in the past three years.

         Employee Stock Ownership Plan. The ESOP is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It became effective at the completion of the Bank's 2000 restructuring. The Company loaned the ESOP sufficient funds to purchase up to 8% of the Company shares issued in that transaction to persons other than the MHC. The ESOP has purchased 3,271,947 Company shares.

         The loan is for a term of ten years and calls for level annual payments of principal. Interest payments, at the prime rate, will be made quarterly. The ESOP initially pledged the shares it purchased as collateral for the loan and holds them in a suspense account until allocated to employees upon repayment of loan principal.

         The ESOP does not allocate the pledged shares immediately. Instead, it will release a portion of the pledged shares annually as payments are made on the loan. The loan payments made by the ESOP come from employer contributions and, in 2002, dividends paid on the shares held in the plan. If the ESOP repays its loan as scheduled over a 10-year term, 10% of the shares would be released and allocated to participants annually in 2001 through 2010. As a result of the actual payments made, 327,194, 327,194 and 436,960 shares were allocated to participants' accounts in 2004, 2003 and 2002, respectively. The ESOP allocates the shares released each year that are attributable to employer contributions among the accounts of participants in proportion to their compensation for the year. For example, if a participant's compensation for a year represents 1% of the total compensation of all participants for the year, the ESOP would allocate to that participant 1% of the shares released for the year attributable to employer contributions.

         ESOP participants direct the voting of shares allocated to their individual accounts. Shares in the suspense account, which are those not yet allocated to individual accounts, are voted at the Company board's discretion.

         Restoration Plans. The Company also maintains "Restoration Plans" to compensate participants for any benefits under the ESOP and the Bank Mutual Corporation 401(k) Plan which they are unable to receive because of limitations under the Code on contributions and benefits. The plans were originally established in 2001 by the Bank as parts of a single plan; they were approved by the Compensation Committee as part of the assumption of the plans at the holding company level.

         The Code limits the salary deferrals that an employee may contribute to the 401(k) Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants.

         The restoration plans provide benefits for officers and employees based upon the allocations they would have received in the ESOP in the absence of Code limitations. The restoration plans also permit eligible officers to defer compensation which they are unable to contribute to the 401(k) Plan and receive allocations thereunder because of Code limits. Under the Code, in 2004, only the first $205,000 of compensation may be considered in determining benefits under tax-qualified plans. That amount is subject to annual cost-of-living adjustments, and increases to $210,000 in 2005.

         For example, under the ESOP, only the first $205,000 of earnings are considered in determining ESOP benefits for 2004. Under the restoration plans, an executive officer or employee would receive an amount equal to the benefit that the participant would have received under the ESOP in the absence of the compensation limit. Therefore, if an officer had total compensation of $300,000, the officer would receive an award equal to the average allocation percentage under the ESOP for the $95,000 of compensation in excess of the Code limit.

         The restoration plan relating to the ESOP covers all employees, and the plan relating to the 401(k) plan covers all executive officers. The annual allocations to employees under the restoration plans are not tax deductible by the employer or included in the taxable compensation of the employees receiving the allocations. When benefits are paid to employees following their termination of employment, the payments will be deductible by the employer and included in the taxable compensation of the employees receiving those payments.

         First Northern Supplemental Retirement Agreements. Before it was acquired by the Company, First Northern Savings entered into a supplemental retirement agreement with Mr. Colberg and certain other officers. Under his agreement, Mr. Colberg, or his beneficiaries, will receive a total of 180 monthly payments of $2,646 per month, respectively, commencing on the first day of the month following the earlier of his respective attainment of age 65 or his death. If the supplemental retirement benefits commence prior to the executive's attainment of age 65 because of his death, or if the executive officer requests acceleration of his benefit payments (and the Compensation Committee consents to such acceleration), the amount of the monthly payment will be reduced to reflect a 6% discount rate compounded monthly. These supplemental retirement agreements are vested and are subject to the same parachute payment limitations that govern employment agreements.

         Perquisites and Other Benefits. Certain executive officers also received in 2004 use of a business automobile, and (in Mr. Colberg's case, as a consequence of former First Northern practices), tax preparation assistance as other benefits, which were not on the same terms as other salaried employees. The total value of these other benefits which were not on the same terms as other salaried employees did not exceed the lesser of $50,000 or 10% of any individual's salary or bonus in any reported year. The value of such perquisites in 2004 was as follows: Mr. Crowley Jr. -- $346; Mr. Colberg -- $2,643; and Mr. Crowley Sr. -- $4,925.

         Executive officers qualify for the same group health, life and disability insurance benefits as other full-time salaried employees of the Company and its subsidiaries. In addition, the Company reimburses officers and other high-level employees for approved memberships in certain civic and industry groups, appropriate attendance at related functions and, in one case, the cost of a club membership used exclusively for appropriate business entertaining; however, because these expenses are reimbursed only if and to the extent they are for business purposes, these are not considered by the Company to be "perquisites" or personal benefits to these persons.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Committee Composition. The Bank Mutual Corporation board of directors has established a Compensation Committee to determine salaries, and make other compensation and plan decisions. It made compensation determinations for 2004, and expects to continue in that role going forward. The current members of the Compensation Committee are identified below.

         Compensation Philosophy. In determining compensation, the Committee has recognized that the Company and its subsidiaries must provide its executive officers and key employees a competitive compensation package in order to attract and retain talented and highly experienced personnel. The Committee has sought to offer compensation which it believes is in line with compensation paid by other similarly situated institutions (including banks, savings banks and savings associations, but not co-extensive with the broad based, nationwide group used for peer group comparison in the Performance Graph), so as to be neither unduly generous nor lagging other institutions. In making its decisions, the Committee has also noted that, as a mutual institution, the Bank previously could not provide stock-based incentive compensation, as could publicly held institutions, and noted the effect on prior compensation when going forward.

         Base Salary. In determining the base salary of executive officers under their employment agreements, the Committee reviewed, among other things, third party surveys of peer institutions, the historical compensation of those officers and performance of the Company and its subsidiaries. The Committee noted that historical comparisons have been affected by the Company's formation of a mutual holding company and acquisition of First Northern in 2000, changes in accounting rules in 2001 affecting the amortization of goodwill, and the Company's full conversion transaction in 2003.

         In making those performance reviews for fiscal 2004 compensation, the Committee also recognized the significant efforts which all of the executive officers made during 2003 to successfully complete the merger of First Northern into the Bank and the conversion of the Company into a fully shareholder-owned organization. The 2003 conversion transaction included a stock offering in which the Company received net proceeds of over $400 million, substantially strengthening the Company's capital position. Base salary determinations were not directly related to statistical corporate performance, since the bonus and incentive plans are heavily performance based and remained significant in 2004. Based upon those factors, the Committee determined that executive officers (other than the CEO, whose base salary remained constant) should receive an increase (from 4% to 6%) in base salary, with amounts varying depending upon their individual responsibilities. The Committee also noted that stock-based incentives were awarded in 2001 and provided an additional means of compensation, but that no additional awards were made in 2002 or 2003; however, the Committee also noted that the 2004 Plan was proposed for shareholder approval and expected that, if the 2004 Plan were approved, equity-based awards would be made to executive officers during fiscal 2004.

         Bonus/Incentives. For fiscal 2004, cash incentive payments were determined under the Bank's cash incentive plan. Under the plan for 2004, the Committee set the Company's return on assets and income targets, of 0.96% and $29.3 million, respectively, as well as target bonus payments (expressed as a percentage of base salary) for each of the executive officers. Actual bonus amounts are determined based upon the Company's performance as to those financial criteria. For each average percentage point by which the Company missed its targets, the potential bonus would be reduced by 1.5 percentage points. The plan permits a portion of the bonus to be determined based on individual performance goals; that alternative was used for 20% of the bonus for selected individuals (excluding Messrs. Crowley) in 2004.

         In fiscal 2004, the Company achieved 96.5% and 101.0% of its return on assets and income targets, respectively, for an average of 99%. Therefore, due to the reduction by 1.5 times the percent by which goals were missed, executive officers earned bonuses equaling 98.5% of their target bonus amounts, to the extent bonuses were determined by corporate performance. In cases in which an individual-based performance component was also paid to certain executive officers, it was also set at 98.5% of the target amount to mirror the statistical determination.

         Stock-Based Incentives. The Committee believes that stock-based compensation can provide an important incentive to executive officers that also aligns their interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. The ESOP has been established, and the 2001 and 2004 Plans were approved by shareholders, to provide certain stock-based compensation. However, Office of Thrift Supervision ("OTS") regulations limited the amount and types of stock-based compensation which could be authorized or granted within one year of Bank Mutual Corporation's initial restructuring and its 2003 conversion to a fully shareholder-owned corporation.

         In view of the awards under the 2001 Plan made during 2001, the OTS regulations which limited the size of the 2001 Plan and the desire to retain the ability to grant additional options or awards to newly hired persons, the Committee did not grant any stock options, or award any restricted shares, to executive officers in 2002 or 2003. However, the Committee approved the 2004 Incentive Plan, subject to shareholder approval, to provide a continuing stock-based incentive to executive officers, key employees and directors. The 2004 Plan was approved by shareholders at the 2004 Annual Meeting.

         Since no awards had been made during 2002 and 2003, the Committee determined that it would promptly make awards under the 2004 Plan. The Committee believed that the strong efforts of executive officers and other key employees created substantial value for shareholders during 2003 as a result of the successful completion of the conversion transaction and stock offering discussed above. To recognize these achievements, the fact that awards had not been made in the two prior years, strong corporate results and to provide significant equity-based incentive going forward, in 2004 the Committee made significant awards under the 2004 Plan. The awards to the CEO are discussed below; the Committee granted to each other executive officer options to purchase 100,000, and restricted stock award of 40,000 shares, which vest over a five-year period. The Committee determined generally to somewhat reduce the awards in 2004 as compared to those in 2001, in significant part because a larger portion of the available awards were not immediately granted and held available for the future.

         Chief Executive Officer Compensation. In addition to the factors discussed above, when determining the salary of the Chief Executive Officer, the Committee continued a transition that began in 2002 to more incentive-based compensation but also to recognize in his base pay the high degree of satisfaction with his performance. The Committee noted the CEO's accomplishments during 2003, particularly the combining the two bank subsidiaries and the Company's successful full conversion transaction. The Committee therefore decided to keep constant the Chief Executive Officer's base salary in 2004. The Committee also noted that under the cash incentive plan, the Chief Executive Officer would be eligible to earn a target cash incentive bonus of up to 20% (and a maximum of 40%) of his $620,000 base salary. His actual 2004 bonus was $122,140, which in the CEO's case was 98.5% of the target bonus amount, determined solely as a result of corporate performance under the Bank's cash incentive plan. The CEO also receives board fees for service on the Bank's board of directors.

         In addition, the Committee noted that the CEO would be eligible for stock-based compensation under the 2004 Plan, assuming approval by shareholders later in the year. No equity awards had been made in 2002 or 2003 as a result of the significant awards in 2001 and the limitation of shares available under the 2001 Plan. In view of the strong individual performance of the CEO and the Committee's determination to provide a substantial award which would have the opportunity of vesting in the ordinary course before Mr. Crowley Jr. would turn 68, the CEO received an award of 280,000 restricted shares and options to purchase 700,000 shares of common stock under the 2004 Plan, after it was approved by shareholders. These awards vest over a five year period, and are intended to both reward prior successes and service, and to incent the CEO on a going forward basis. The Committee determined to grant the CEO awards which were at or somewhat below the percentage of total available awards which were granted to him in 2001 under the 2001 Plan. The Committee also noted the reasons discussed above under "Stock-Based Incentives" for grants to all executive officers.

         In 2004, the CEO was allocated 3,590 shares under the ESOP, on the same basis as other employees. The Committee also considered the CEO's participation in the Benefits Restoration Plan and his supplemental retirement benefits. Under the benefits restoration plan, the CEO received payments totaling $101,728, due to the limitation of benefits under qualified plans relating to the 401(k) Plan and ESOP. The Committee continues to believe it is appropriate to maintain the benefits restoration plan and the supplemental retirement plan to fully recognize the CEO's compensation when determining benefits under other plans which generally are available to all full-time employees.

         Section 162(m) Limitations. Section 162(m) of the Code limits the deductibility of compensation to certain executive officers of publicly held companies of over $1 million in any fiscal year. Exceptions are made for, among other things, performance-based plans approved by shareholders. Stock options are considered performance based compensation, although restricted stock awards are not unless they are coupled with performance goals. The Committee is mindful of these limitations; for 2004, approximately $409,630 of Mr. Crowley Jr.'s taxable compensation (which resulted primarily from the vesting of restricted stock) was not deductible. Shareholder approval of the 2001 Plan and 2004 Plan was obtained, among other reasons to qualify for an exception from Section 162(m) for any performance-based compensation payable under the plans.

         Members of the Compensation Committee:

         David J. Rolfs (Chairman)     Raymond W. Dwyer, Jr.     Thomas J. Lopina, Sr.     William J. Mielke

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the members of the Compensation Committee was an officer or employee of the Company or a bank subsidiary, nor did any of them have any other reportable interlock. During 2004, Mr. Lopina had outstanding loans from the Bank; these loans were repaid in 2004. For a description of the Company's policies with respect to loans to officers, directors and employees, and Mr. Lopina's loans, see "Certain Transactions with the Company."

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on Company common stock, based on the market price of the common stock and assuming reinvestment of cash dividends, with the cumulative total return of companies on the NASDAQ Stock Market US Index, and the SNL Midwest Thrift Index. The graph assumes $100 was invested on November 2, 2000, the first date of our stock trading, in Company common stock and each of those indices.

Stock/Index                    11/02/00     12/31/00     12/31/01     12/31/02     12/31/03     12/31/04
-----------                    --------     --------     --------     --------     --------     --------
Company Common Stock           $ 100.00     $  93.83     $ 153.95     $ 237.15     $ 434.30     $ 471.57
NASDAQ Stock Market (U.S.)     $ 100.00     $  71.67     $  56.75     $  39.02     $  58.83     $  64.22
SNL Midwest Thrift Index       $ 100.00     $ 116.79     $ 134.31     $ 173.15     $ 240.55     $ 265.64

                      CERTAIN TRANSACTIONS WITH THE COMPANY

         Banking Relationships

         The Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates and the firms which they serve. The Bank's historical policy has been that transactions with its directors and executive officers be on terms that are no more beneficial to the director or executive officer than the Bank would provide to unaffiliated third parties. Directors and executive officers, and their associates, regularly deposit funds with the Bank; the deposits are made on the same terms and conditions which are offered to other depositors.

         The Bank historically discouraged lending from the Bank to its insiders, but loans were occasionally made. Certain directors and executive officers have been indebted to the Bank for loans made in the ordinary course of business. Those loans have been on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

         Upon the merger of First Northern into the Bank, the combined Bank adopted policies for loans, with preferential rates, to officers, directors and employees similar to First Northern's historical policies. Prior to its acquisition by the Company, First Northern established policies relating to loans to directors and officers which, consistent with applicable laws and regulations, permitted certain preferential loan terms to directors and executive officers. As a matter of practice, however, the Company continues to discourage such loans with its directors and executive officers. Management believes that the loans made to directors and officers do not involve more than the normal risk of collectability or present other unfavorable features.

         The following table sets forth certain data relating to existing loans with these special terms to directors and executive officers of Bank Mutual Corporation where the aggregate amount of such loans exceeded $60,000 at any time since January 1, 2004 and the interest rate was below that offered to all other customers for comparable transactions. Except as indicated, information for loans with no preferential terms is not, and need not be, presented.

                                                                                               Interest       Comparable
                                                       Original       Maximum      Balance    Rate During     Note Rate
         Name and                           Date of    Amount of      Balance       as of     Last Fiscal     for Other
         Positions              Type          Loan        Loan        in 2004      12/31/04       Year        Customers
         ---------            --------     --------    ---------      --------     --------   -----------     ----------
   Thomas J. Lopina, Sr.      Mortgage      6/23/93    $ 110,000      $ 50,228     $    -0-      2.75%(4)      4.875%(4)
         Director
                               LC(2)       12/11/00    $  65,000(2)   $ 63,849     $    -0-      4.5%(3)       5.5%(3)

      Robert B. Olson         Mortgage      7/31/97    $ 160,000      $ 97,152     $    -0-      2.75%(4)      6.625%(4)
         Director

      J. Gus Swoboda          Mortgage      4/13/98    $ 170,000      $126,322     $117,093      2.75%(1)      5.125%
         Director               (5)

----------

(1) On January 1, 2005, in accordance with the First Northern mortgage loan policy for directors, officers and employees, the interest rate on mortgage loans for officers and directors was 2.75%, which was the interest rate since February 1, 2004. The rate was 3.0% in January 2004.

(2) Line of credit. The amount shown for the original amount is the maximum amount which could have been borrowed under the line. The line was secured by a second mortgage.

(3) The line of credit interest rate was based on the prime interest rate, and varied from 4.00% to 4.5% during the time the loan was outstanding in 2004; non-preferential rates varied from 5.5% to 6.0% during that period.
(4)      Loan paid off in 2004; rates shown at time of repayment.

(5) During 2004, Mr. Swoboda also maintained a $95,000 line of credit on non-preferential terms. The maximum amount outstanding during 2004 was $89,014. The line of credit was fully repaid in 2004.

         Architectural Fees

         Mr. Herr is partner in Plunkett Raysich Architects LLC, an architectural firm that from time to time provides architectural design and related services to the Bank. These types of fees tend to increase during periods in which the Bank is making arrangements to open or relocate multiple offices, such as was the case in 2004. For services during 2004, the Bank has paid Plunkett Raysich and its affiliates approximately $113,150 for such services. During 2003 and 2002, fees payable to that firm were less than $60,000 in each year.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the Bank Mutual Corporation board of directors was constituted in 2000, upon the Company's formation. The Audit Committee's functions include meeting with the Company's independent auditors and making recommendations to the board regarding independent public accountants; assessing the adequacy of internal controls, accounting methods and procedures; review of public disclosures required for compliance with securities laws; and consideration and review of various other matters relating to the Company's financial accounting and reporting. No member of the Audit Committee is employed by or has any other material relationship with the Company. The members are "independent" as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee; a copy of that charter was attached to the 2004 annual meeting proxy statement and is available on the Company's website.

         In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

         o reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with Bank Mutual Corporation management;

         o discussed with Ernst & Young LLP, the Company's independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
                  Section 380); and

         o received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

         Based on the foregoing, the Audit Committee recommended to the board that those audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2004.

         In addition, the Audit Committee also considered the fees paid to Ernst & Young LLP for services provided by Ernst & Young during 2004. See "Independent Auditors" below. The Committee believes that the provision of the non-audit services is compatible with maintaining Ernst & Young's independence.


         Members of the Audit Committee:
         William J. Mielke, Chairman     Thomas H. Buestrin     Robert B. Olson     David J. Rolfs

                              INDEPENDENT AUDITORS

         The firm of Ernst & Young LLP has audited the books and records of Bank Mutual Corporation for 2004; it has served as the independent accountants for the Bank for more than 20 years and of the Company since its inception in 2000. The audit committee and board of directors have decided to appoint Ernst & Young LLP as the independent auditors to audit the books and accounts of the Company for 2005, subject to shareholder ratification. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

         Fees (including reimbursements for out-of-pocket expenses) paid to Ernst & Young LLP for services relating to fiscal 2004 and 2003 were as follows:

                                                 2004         2003
                                                 ----         ----
                  Audit fees:                 $295,000      $270,000
                  Audit-related fees:              -0-           -0-
                  Tax fees:                     52,525        40,475
                  All other fees:                  -0-           -0-

         The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees in 2003 included professional services related to the audited financial statements in connection with Bank Mutual Corporation's SEC registration statement for its 2003 offering of stock. Tax services consisted solely of compliance matters, including tax return assistance. The Audit Committee considered the compatibility of non-audit services by Ernst & Young LLP with the maintenance of that firm's independence.

         The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves individual projects and the approved levels of fees for each. Management must have them approved by the Committee. Projects of the types approved in general by the Committee for which fees total less than $10,000 in each case may be approved by management with the concurrence of the chair of the audit committee, subject to review and approval by the Committee at its next meeting. There were no services or fees in 2004 or 2003 that were not approved in advance by the Committee or by the chairman under this policy.

                        SHAREHOLDER PROPOSALS AND NOTICES

         Shareholder proposals must be received by the Secretary of Bank Mutual Corporation, Eugene H. Maurer, Jr., no later than November 18, 2005 in order to be considered for inclusion in next year's annual meeting proxy materials pursuant to the SEC's Rule 14a-8 under the Securities Exchange Act.

         Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) fails to notify Bank Mutual Corporation at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by the Company by February 1, 2006 in the case of the 2006 annual meeting of shareholders. The Company is not aware of any such proposals for the 2005 annual meeting.

         The Company's bylaws also require that any nomination of a director or submission of a matter for consideration of the meeting must be presented, with specified accompanying information, to Bank Mutual Corporation's corporate Secretary at least 70, but not more than 100, days before the scheduled date for the next annual meeting of shareholders. No such submissions have been received by the Company for the 2005 annual meeting. Assuming that the 2006 annual meeting is held as scheduled on May 1, 2006, the period in which materials must be received is between January 20, 2006 and February 19, 2006 for the 2006 annual meeting.

                                        By Order of the Board of Directors

                                        /s/ EUGENE H. MAURER, JR.

                                        Eugene H. Maurer, Jr.
                                        Senior Vice President and Secretary

Milwaukee, Wisconsin
March 11, 2005

         A copy (without exhibits) of Bank Mutual Corporation's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2004 is attached to this proxy statement. The Company will provide an additional copy of the 10-K (without exhibits) without charge to any record or beneficial owner of Company common stock on the written request of that person directed to: Rick B. Colberg, Chief Financial Officer, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223. The 10-K provides a list of exhibits, which will be provided for a reasonable fee to reflect duplication and mailing costs; exhibits are also available through the SEC's website at www.sec.gov.

         MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS. In some cases, we have multiple shareholders of record at a single address. We are sending a single annual report and proxy statement to that address unless we received instructions to the contrary. Each shareholder of record, however, will continue to receive a separate proxy card. This practice, known as "householding," is designed to reduce our printing and postage costs. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may call our transfer agent, Registrar and Transfer Company, at 1-800-368-5948, contact it by e-mail at info@rtco.com, or provide written instructions to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

         If you receive multiple copies of the annual report and proxy statement, you also may contact our transfer agent at the telephone number or address above to request householding. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

                                 REVOCABLE PROXY
                             BANK MUTUAL CORPORATION

     |X|  PLEASE MARK VOTES                                                 1.   The election of the following nominees as
          AS IN THIS EXAMPLE                                                     director for terms indicated (except as marked
                                                                                 to the contrary below):
                         ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 2, 2005                                   Terms expiring in 2008:

         The undersigned hereby appoints Michael T. Crowley,                     Thomas J. Lopina, Sr., Robert B. Olson
Jr., Eugene H. Maurer, Jr. and Rick B. Colberg, and each of                      and David J. Rolfs
them, with full power of substitution, to act as attorneys and
proxies for the undersigned to vote all shares of common stock                   Term expiring in 2007:
of Bank Mutual Corporation which the undersigned is entitled
to vote at the annual meeting of shareholders (the "Meeting")                    Mark C. Herr
to be held at the Four Points Sheraton Milwaukee North Hotel,
8900 N. Kildeer Court, Milwaukee, Wisconsin on Monday, May 2,                    [ ] FOR ALL    [ ] WITHHOLD    [ ] FOR ALL EXCEPT
2005, at 10:00 a.m., and at any and all adjournments and
postponements thereof.                                                  INSTRUCTION: To withhold your vote for any individual
                                                                        nominee, mark "FOR ALL EXCEPT" and write, in the space
                                                                        provided below, the name(s) of the nominee(s) for whom
                                                                        you wish to withhold your vote.

                                                                             2.   Ratification of Ernst & Young LLP as independent
                                                                                  auditors

                                                                                  [ ] FOR        [ ] AGAINST     [ ] ABSTAIN

                                                                        ----------------------------------------------------------

                                                                                           I/We Plan to Attend the Meeting  -- ___

                                                                         ----------------------------------------------------------

                                                                            In their discretion, the proxies are authorized to
                                                                        vote on any other business that may properly come before
Please be sure to sign and date                                         the Meeting or any adjournment or postponement thereof.
this proxy in the box below
                                                ---------------             THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO
                                                Date                    INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR
                                                                        THE NOMINEES AND FOR THE PROPOSALS LISTED ABOVE. IF ANY
                                                ---------------         OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL
                                                                        BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST
                                                                        JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS
                                                                        OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                                                                            The Board of Directors recommends a vote "FOR" the
Shareholder sign above             Co-holder (if any) sign above)       election of the nominees and the proposal listed above.


-- Detach above card, sign, date and mail in postage paid envelope provided. --

                             BANK MUTUAL CORPORATION


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Bank Mutual Corporation at the Meeting of the shareholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Bank Mutual Corporation or by duly executing a proxy bearing a later date.

         The above signed acknowledges receipt from Bank Mutual Corporation, prior to the execution of this proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders.

         Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

        PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE


IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN WITH THE PROXY IN THE ENVELOPE PROVIDED.

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